                                                                EXHIBIT 99.1

                                                        CHEVRONTEXACO

FOR IMMEDIATE RELEASE


                     ChevronTexaco Statement on Departure
                       of Vice Chairman Glenn F. Tilton


SAN FRANCISCO, Sept. 2, 2002 - ChevronTexaco today expressed its appreciation to Vice Chairman of the Board Glenn F. Tilton, who is leaving the company to become Chairman, President and Chief Executive Officer of UAL Corporation, the parent company of United Airlines.
        "For more than three decades, Glenn Tilton provided outstanding leadership at Texaco and most recently at ChevronTexaco," said David J. O'Reilly, Chairman and Chief Executive Officer of ChevronTexaco. "He has played a major role in our successful merger and deserves considerable credit for the progress we've made so far. On a personal note, Glenn is an individual of exceptional integrity, and his experience and wisdom have been invaluable to me and to our entire leadership team. I know all of our colleagues join me in wishing him the best in his new role."
Tilton said, "Although I'm very eager to take on this new opportunity, my excitement is tempered by the realization that I'll be leaving the great company where I have spent my entire career. Fortunately, I can leave with complete confidence that the men and women of ChevronTexaco, under Dave O'Reilly's leadership, are well positioned to take full advantage of the company's tremendous potential. Dave and his leadership team have provided a clear vision of what the combined company can accomplish, and it has been a great pleasure to work with him and everyone at the company toward that goal."

About ChevronTexaco

        ChevronTexaco is a leader in the global energy business with wide-ranging activities in more than 180 countries. ChevronTexaco is the third-largest energy company in terms of global oil and gas reserves (more than 11 billion barrels of oil and gas equivalent) and fourth largest in global oil and natural gas production (2.7 million barrels of oil and gas equivalent per day). It has the capacity to refine more than 2 million barrels per day, sells more than 5 million barrels of fuel and products daily and owns or has interest in more than 25,000 retail outlets under Chevron, Texaco and Caltex brands. It is the fourth largest company in the global lubricants business, is an industry leader in the power and gasification businesses and has extensive technology operations, ranging from core business research and development to e-business and venture capital activities.

                                   #  #  #

09/02/02

Contacts: Chris Gidez           --      203 256 5758
          Nicole Hodgson        --      415 894 4440